Exhibit 99.1

Syntel Announces a Two-for-One Stock Split

TROY, Mich. – October 8, 2014 – Syntel (Nasdaq:SYNT), a global provider of digital transformation, information technology and knowledge process services, today announced that its Board of Directors has approved a two-for-one stock split of its outstanding common shares.

An additional share will be issued for each existing common share on November 3, 2014 to shareholders of record on October 20, 2014. Syntel shares are expected to begin trading on a split-adjusted basis on November 4, 2014.

“Syntel’s Board has approved this plan to help expand the market liquidity for the company’s shares and to broaden its shareholder base,” said Syntel Chairman Bharat Desai. “At the same time, we remain committed to building shareholder value through a long-term focus on our customers and on financial and operational excellence.”

About Syntel

Syntel (Nasdaq: SYNT) is a global provider of digital transformation, information technology and knowledge process services to Global 2000 companies. Syntel’s mission is to create new opportunities for clients by harnessing our passion, talent and innovation. We combine technology expertise, industry knowledge and a global delivery model to drive business value creation. Syntel’s “Customer for Life” philosophy drives our relentless focus to build long-term, collaborative client partnerships. To learn more, visit us at: www.syntelinc.com.

Safe Harbor Provision

This news release includes forward-looking statements, including those with respect to the future level of business for Syntel, Inc. These statements are necessarily subject to risk and uncertainty. Actual results could differ materially from those projected in these forward-looking statements as a result of certain risk factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014 or from other factors not currently anticipated.

Contacts

Syntel (North America/Europe): Jon Luebke, (248) 619-3503, jon_luebke@syntelinc.com

Syntel (Asia/Pacific): Sikta Samantaray, +91 9167512186, sikta_samantaray@syntelinc.com